Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

Chief Executive Officer and President, CCF Holding Company

Leonard A. Moreland,

Chief Executive Officer & President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK ANNOUNCES RESULTS FOR THE QUARTER ENDED MARCH 31, 2008

Jonesboro, GA April 17, 2008:

	Three-months ended March 31, 2008	Three-months ended Dec. 31, 2007	Three-months ended March 31, 2007
	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Total Assets	$432,209	$422,781	$442,137
CCF Net (Loss) Income for the Period	$(505)	$493	$1,269
Net Interest Income for the Period	$3,649	$4,042	$4,651
Basic (Loss)Earnings per Share for the Period	$(0.14)	$0.14	$0.35
Net Interest Margin	3.71%	4.06%	4.69%
Efficiency Ratio	79.28%	71.16%	58.74%
Total Loans (end of period)	$309,325	$321,389	$338,127
Non-Performing Loans (end of period)	$18,747	$17,431	$962
Non-Performing Assets(1) (end of period)	$27,027	$22,429	$4,474

(1)	Defined as nonperforming loans, other real estate owned and repossessed assets.

	Three-months ended March 31, 2008	Three-months ended Dec. 31, 2007	Three-months ended March 31, 2007
	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Loan Loss Provision	$850	$300	$140
Loan Loss Reserve (end of period)	$3,781	$4,081	$4,132
Loan Loss Reserve to Non-performing Loans	20.16%	23.41%	429.52%
Total Deposit Accounts (end of period)	$358,279	$346,383	$374,479
Total Transaction Accounts(2) (end of period)	$191,445	$221,663	$209,416
Consolidated Equity (end of period)	$32,460	$32,103	$30,208

(2)	Defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts.

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK ANNOUNCES RESULTS FOR THE QUARTER ENDED MARCH 31, 2008

The quarter ended March 31, 2008 had a net loss of $505,334, or $0.14 per basic share. This represents a decrease of $1.77 million over earnings of $1.27 million, or $0.35 per basic share for the same quarter in 2007. During the quarter, the Bank incurred a loss of $923,000 as a result of a deposit account fraud. Net of this extraordinary item, earnings for the Company would have been approximately break-even. For the previous quarter ended December 31, 2007, earnings were $493,000, or $0.14 per basic share. The reduction in earnings year over year is a result of an increase in non-performing loans, expenses related to other real estate owned, an increase in the provision for loan losses, and the loss related to the deposit fraud. The continued deterioration of the residential construction and development portfolio of the Bank is causing pressure on the Bank’s earnings.

First quarter 2008 pretax earnings were impacted by the following:

1)	non-performing loans increased $1.3 million since December 31, 2007, and the related charges to interest income during the first quarter of 2008 totaled $229,000;

2)	expenses related to other real estate owned totaled $130,000;

3)	the loan loss reserve provision of $850,000 during the quarter represented an increase of $550,000 over the previous quarter ended December 31, 2007, which had provision expense of $300,000, and an increase of $710,000 over the quarter ended March 31, 2007; and

4)	the one-time charge of $923,000 was recognized due to the deposit account fraud. Net operating results for the Company, net of the deposit account fraud, would have been approximately break-even for the quarter.

The net interest margin declined during the first quarter of 2008 to 3.71%, down 35 basis points from 4.06% for the quarter ended December 31, 2007 and down 98 basis points from 4.69% for the quarter ended March 31, 2007. During the twelve-month period ended March 31, 2008, the yield on earning assets decreased by 160 basis points, from 8.42% at March 31, 2007, to 6.82% at March 31, 2008. For the same twelve-month period, the cost of funding decreased 89 basis points from 3.67% at March 31, 2007, to 2.78% at March 31, 2008. Average loans outstanding declined from $338.0 million at March 31, 2007, to $316.1 million at March 31, 2008. This decrease was a contributing factor in the decline of the margin and net interest income for the twelve-month period. Net interest income declined $1.0 million for the quarter ended March 31, 2008, to $3.6 million as compared to net interest income of $4.6 million for the quarter ended March 31, 2007.

The decline in the net interest margin discussed above was due primarily to the reduction in interest income as non-performing loans increased and outstanding loans declined. Net interest income for the quarter ended March 31, 2008, declined $393,000 from the prior quarter ended December 31, 2007, as average loans outstanding declined by $6.1million and non-performing assets increased $4.6 million during the quarter. Interest income totaling $229,000 was lost during the quarter as $10.3 million of loans transferred to non-accrual status. As the Federal Reserve has decreased rates by 2.25% over the last twelve months, the Bank has seen a negative impact on its margin. During the increasing rate cycle through 2006, the rates paid on deposit accounts did not increase at the same pace as interest charged on loan accounts. As a result, the rate of interest paid on some deposit accounts cannot be adjusted downward to match the decline in prime rate experienced during the first quarter of 2008.

A decline in net loans was noted for the quarter, however, loan originations for the quarter ended March 31, 2008, totaled $15.9 million, with $11.2 million in commercial loans, $2.8 million in construction loans and $1.9 million in consumer loans. For the quarter ended March 31, 2007, originations totaled $32.8 million with $15.5 million in commercial loans, $15.9 million in construction loans and $1.4 million in consumer loans.

The efficiency ratio for the quarter-ended March 31, 2008, was 79.3%, an increase over the ratio of 58.2% ratio for the quarter-ended March 31, 2007. Other expenses increased by $1.0 million, or 31.2%, in the quarter-ended March 31, 2008, over the quarter-ended March 31, 2007, due primarily to the deposit account fraud loss of $923,000 noted earlier. Net of the deposit fraud loss, other expenses for the quarter ended March 31, 2008, remained level with the same quarter in 2007.

Non-performing assets of $27.0 million at March 31, 2008, represented 6.3% of total assets. This level is an increase during the twelve-month period of $22.5 million, from $4.5 million at March 31, 2007. The increase in non-performing assets contributed to an estimated reduction in income on loans of $1.26 million for the twelve-month period. Due to the difficult operating environment for the foreseeable future, we expect this trend to continue to cause a negative impact on earnings. Non-performing assets at March 31, 2008 were comprised of $8.3 million in other real estate and $18.7 million in non-accrual loans.

Other real estate totaling $8.3 million includes:

•	$1.8 million secured by 22.5 acres of commercial property in Fulton County, Georgia;

•	$5.1 million secured by 33 completed new construction single family detached homes located in Fayette County, Henry County, Coweta County, Clayton County, Rockdale County and Spalding County, Georgia;

•	$200,000 secured by rental properties located in Spalding County, Georgia; and

•	$1.2 million in residential lots located in Henry County, Fayette County, Coweta County, Dekalb County and Clayton County Georgia.

The Bank is foreclosing on loans greater than 90 days past due where the borrower is not able to move the inventory. Fair market appraisals have been completed on each property with a second value noted for “quick sale.” These properties have been written down to the “quick sale” value, less marketing and any expense required to complete the property. To date, the lower book value has allowed the Bank to sell several of these properties without the need for wholesale or auction packaging. The Bank has in place the program it feels will maximize the value of its real estate owned while continuing to move these properties in a reasonable time period.

Non-accrual loans totaling $18.7 million, or 6.1% of total loans, include:

•	$6.7 million in loans secured by new construction single family detached homes in various stages of completion;

•	$6.6 million in loans secured by developed vacant lots;

•	$3.2 million of commercial loans, primarily secured by commercial real estate located in Henry County, Clayton County and Fayette County, Georgia;

•	$860,000 secured by land located in Coweta County and Newton County, Georgia;

•	$1.3 million secured by developed property in Cobb County and Bibb County, Georgia; and

•	$86,000 in consumer loans secured by personal property.

Interest has been reversed on all of these loans, with the loss of interest reflected in the current earnings numbers reported. Many of the loans are beyond 90 days delinquent. The Bank is handling these loans through several avenues including pursuing guarantors rather than foreclosure in situations where management believes the guarantors have assets worth pursuing, or working with borrowers to liquidate the underlying collateral and in some situations, foreclosure.

The loan loss reserve was $3.8 million at March 31, 2008, equaling 1.22% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management has increased its provision amounts due to the increase in non-performing loans. Evaluations of underlying collateral continue and impairment charges will be taken as they are identified. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

As of March 31, 2008, the Bank’s residential real estate related loan portfolio totaled $79.5 million and includes the following:

•	Developments loans totaling $33.4 million, of which $1.3 million were non-performing;

•	Construction loans on residential properties totaling $28.8 million, of which $6.7 million were non-performing; and

•	Developed lots totaling $17.3 million, of which $4.2 million non-performing.

Transaction accounts, defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts, decreased $30.3 million in the quarter ended March 31, 2008, to $191.4 million, from $221.7 million at December 31, 2007. For the twelve-month period ended March 31, 2008, transaction accounts decreased by $18.0 million, from $209.4 million at March 31, 2007, to $191.4 million at March 31, 2008. Repurchase accounts, a cash management product offered to business customers, increased $4.1 million, or 20.6%, for the quarter ended March 31, 2008, from $19.9 million at December 31, 2007, to $24.0 million at March 31, 2008. For the twelve-month period ended March 31, 2008, these accounts increased $9.7 million or 67.8%, from $14.3 million at March 31, 2007. Time deposit account balances increased $41.5 million during the quarter, from $120.3 million at December 31, 2007, to $161.8 million at March 31, 2008. As rates continue to decline, depositors are returning to fixed rate time accounts. For the twelve-month period ended March 31, 2008, time accounts increased $1.6 million from $160.2 million at March 31, 2007, to $161.8 million at March 31, 2008.

Consolidated equity increased $357,000, or 1.1%, for the Company during the quarter-ended March 31, 2008. The Company declared a dividend of $0.05 per share for the quarter ended March 31, 2008.

The Company has a strong capital position, with all ratios exceeding regulatory guidelines for a bank to be considered well-capitalized. At March 31, 2008, the total capital to risk weighted assets ratio was 12.0%; the consolidated tier 1 capital to risk weighted assets ratio was 10.7%; and, the leverage capital ratio, or tier 1 capital to average assets ratio was 9.0%.

For more information on Heritage Bank’s business products, please call 770-478-8881. Heritage Bank, a state chartered commercial bank, has been serving metro Atlanta’s Southern Crescent since 1955. The independent community bank features a well-rounded offering of commercial and consumer products, and is an active, involved member of the community it serves. The Bank has seven full service offices. The company’s stock is traded on The Nasdaq Capital Market under the symbol “CCFH.” For more information, visit the Heritage Bank website at www.heritagebank.com. The information contained in this press release should be reviewed in conjunction with the Company’s Annual Report on Form 10-K when available on the EDGAR system.

This press release contains forward-looking statements about our business and prospects, including forward-looking statements with respect to the potential effects of the write-down discussed above, as to which there are numerous risks and uncertainties that generally are beyond our control. Some of these risks include the possibility that our estimate of the effect of the write-down on earnings per share or of the market value and prospects of the property in question are incorrect, together with other risks identified from time to time in our filings with the Securities and Exchange Commission. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.